                                                                     EXHIBIT 4.2


                   STOCK TRANSFER AND REGISTRATION RIGHTS AGREEMENT


    THIS STOCK TRANSFER AND REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT"), dated as of January 1, 1996, among TeleTech Holdings, Inc., a Delaware corporation (the "COMPANY"), Access 24 Holdings Pty Limited, an Australian corporation ("ACCESS"), Bevero Pty Limited, an Australian corporation ("BEVERO"), and, solely for purposes of Section 3.6, Kenneth Tuchman, majority stockholder of the Company ("TUCHMAN").

                                 W I T N E S S E T H:

    WHEREAS, as of the date hereof, after giving effect to the issuance of the shares of common stock, par value $.01 per share, of the Company ("COMMON STOCK") set forth on SCHEDULE A, 50,000,000 shares of Common Stock are authorized, of which 8,140,000 shares are issued and outstanding and 2,860,000 shares are reserved for issuance upon conversion of convertible preferred stock or stock options;

    WHEREAS, pursuant to that certain Stock Purchase Agreement dated as of January 1, 1996, the Company has purchased from Access and Bevero all of the outstanding capital stock of Access 24 Service Corporation Pty Limited, a corporation incorporated under the laws of New South Wales, Australia (the "SUBSIDIARY");

    WHEREAS, as part of the purchase price paid by the Company for the Subsidiary, the Company has issued to Bevero and Access, pursuant to Section 3.4(a)(ii)(B) of the Investment Agreement (as defined herein), an aggregate of 194,048 shares of Common Stock; and

    WHEREAS, in order to assure the harmonious management of the affairs of the Company, each of Access, Bevero, the Company and, to the extent herein provided, Tuchman desires to enter into this Agreement upon the terms and conditions hereinafter set forth.

    NOW THEREFORE, in consideration of the premises, the mutual covenants, representations, warranties and agreements set forth in this Agreement, and of other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:

                                      ARTICLE I
                                  DEFINITIONS; ETC.

    1.1 DEFINITIONS. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

         "AFFILIATE" means any Person who or which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such entity

(the term "CONTROL" for these purposes meaning the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing or general partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an entity).

         "BONA FIDE PURCHASER" means any Person (other than Affiliates of the Stockholder proposing to Transfer its Common Stock) who or which has delivered a good faith written offer to purchase for cash or cash equivalents a Stockholder's Common Stock; PROVIDED, HOWEVER, that such Person has the requisite financial resources necessary, in the reasonable opinion of the board of directors of the Company, to purchase and acquire such Stockholder's Stock.

         "CAUSE" means (a) the commission by a director of an act of fraud or embezzlement against the Subsidiary or the Company, (b) a conviction for a felony (or a plea of NOLO CONTENDERE thereto) or guilty plea thereto of such director, or (c) the failure by a director to discharge faithfully his fiduciary and other duties as a director.

         "DAMAGES" means any losses, claims, damages, liabilities and expenses whatsoever (including but not limited to reasonable attorneys' fees) and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid (with the approval of any indemnifying party) in settlement of any claim or litigation).

         "EQUITY SECURITIES" means collectively (a) Common Stock, (b) convertible preferred stock, par value $6.45 per share, of the Company ("Preferred Stock"), (c) any other equity securities issued by the Company, whether now or hereafter authorized for issuance by the Company's Certificate of Incorporation, (d) rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or any securities convertible into Common Stock, and (e) any debt, hybrid or other securities issued by the Company that are convertible into, exercisable for or exchangeable for any of the foregoing, whether now or hereafter authorized for issuance by the Company's Certificate of Incorporation.

         "INVESTMENT AGREEMENT" means that certain Investment Agreement dated as of January 17, 1995 among Tuchman, the Company, Teletech Investors General Partnership and Essaness Theatres Corporation, as the same may be amended from time to time.

         "IPO" means an initial offering of Common Stock by the Company to the public for cash pursuant to an effective registration statement under the Securities Act (other than a registration on Form S-8 or S-4, or any successor or similar form).

         "LAWS" means any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority resulting in or relating to Damages.

         "LIEN" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

         "OFFERED STOCK" means, as the case may be, all (a) Common Stock held of record or beneficially by a Stockholder that is offered for Transfer by such Stockholder (other than to an Affiliate pursuant to Section 3.3) or (b) Equity Securities, now or hereafter held of record or beneficially by Tuchman, that are offered for Transfer by Tuchman and that (i) are not offered for Transfer to a Permitted Transferee (as defined in the Investment Agreement) of Tuchman and
(ii) have not been acquired by other holders of Priority Stock pursuant to
Section 3.3 of the Investment Agreement.

         "PERSON" means any individual, partnership, limited liability company, corporation, trust or any other entity.

         "PRIORITY STOCK" means any Equity Securities held by Tuchman, Teletech Investors General Partnership or Essaness Theatres Corporation (or any Permitted Transferee (as defined in the Investment Agreement) of any of the foregoing), which securities are covered by the terms of the Investment Agreement.

         "REGISTRABLE SECURITIES" means all Common Stock issued to the Stockholders and any additional Common Stock issued to the Stockholders pursuant to stock splits, stock dividends, recapitalizations and similar events. As to any particular Registrable Securities, once issued, Registrable Securities shall cease to be Registrable Securities (a) when such Registrable Securities have been registered under the Securities Act, the registration statement in connection therewith has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, or (b) when such Registrable Securities are distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or can be sold in accordance with paragraph (k) of Rule 144 and the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not be applicable pursuant to such paragraph (k) of Rule 144, or (c) when such Registrable Securities have been purchased by the Company or shall cease to be outstanding. For purposes of this Agreement, the registered holder or, if the registered holder is a nominee, the beneficial owner shall be deemed to be a holder of Registrable Securities.

         "SECURITIES ACT" means the United States Securities Act of 1933, as amended, or any similar federal statute then in force.

         "STOCKHOLDER" or "STOCKHOLDERS" mean, individually and collectively, as appropriate, Access and Bevero and each of their respective permitted successors and assigns which become Stockholders pursuant to this Agreement.

         "TRANSFER" (and any derivatives thereof) means and refers to (a) a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition of Equity Securities, and (b) any agreement, contract or commitment to do any of the foregoing.

    1.2 OTHER DEFINED TERMS. Other terms defined elsewhere in this Agreement have the meanings so specified herein.


                                      ARTICLE II
                                ELECTION OF DIRECTORS

    2.1  NOMINATION OF DIRECTORS.

         (a) The Board of Directors of the Subsidiary shall consist of five members. So long as he (directly or through his Affiliates) owns Common Stock, each of John Kendall and Louis Carroll (the "NOMINEES") shall be nominated as directors to the board of directors of the Subsidiary. Bevero shall be entitled to nominate a new, replacement director to take the place of any Nominee who vacates office for any reason. The Company agrees to vote (or cause to be voted) all voting securities of the Subsidiary owned or controlled by the Company for the election as a director of the Subsidiary, at any annual or special meeting called for such purpose, or to take action by written consent in lieu of such meeting, of the Nominees or other individuals selected and nominated by Bevero in accordance with this Section 2.1(a).

         (b) In the event that Bevero is entitled but fails to select and nominate an individual for election to the board of directors of the Subsidiary at or prior to any annual or special meeting called for the election of directors, then such vacancy or vacancies shall be filled by the vote of a majority of the voting securities present at a meeting duly called for such purpose at which a quorum is present; PROVIDED, HOWEVER, that if at any time after such event (while Bevero continues to be so entitled), Bevero then nominates a director, the Company agrees to call or take any actions necessary to call a special meeting of stockholders of the Subsidiary and to vote (or cause to be voted) all voting securities of the Subsidiary owned or controlled by the Company for the election of the individual so nominated by Bevero as a director of the Subsidiary.

    2.2 REMOVAL OF DIRECTORS. Bevero shall at all times have the right to cause the removal from the Board of Directors of the Subsidiary, with or without Cause, any director selected and nominated by it (other than a Nominee). Bevero hereby agrees that any Nominee or other person selected and nominated by it to be a director may be removed for Cause by the affirmative vote of the holders of a majority of the outstanding voting securities of the Subsidiary.

    2.3 INVALID VOTES. No director who is elected Chairman of any meeting of the Board of Directors, or of any annual or special meeting of the stockholders, of the Subsidiary, and no director or officer of the Subsidiary who counts votes pursuant to any action by written consent in lieu of any such meeting, shall record the vote of any stockholder or director of the Subsidiary if such stockholder or director votes contrary to the voting agreement provisions of this Article II.

    2.4 BOARD ACTION. Notwithstanding anything contained in the Subsidiary's Articles of Association or Memorandum of Association to the contrary, a quorum of the Board of Directors of the Subsidiary shall require the presence of at least one director not designated by the Stockholders and any action of the Board of Directors of the Subsidiary, whether at a duly called and convened meeting, by written consent or otherwise, shall require the affirmative vote of at least one director not designated by the Stockholders.


                                     ARTICLE III
                              TRANSFERS OF COMMON STOCK

    3.1 GENERAL. From and after the date hereof and until the consummation of an IPO, the Stockholders and the Company shall have the rights and obligations set forth in this Article III.

    3.2 TRANSFER RESTRICTION. Each Stockholder covenants and agrees that it will not, and will not cause or allow any of its Affiliates to, Transfer or cause the Transfer of Common Stock or any interest therein except in accordance with the terms and conditions of this Article III. The Company shall not register any Transfer of Common Stock until such time as the Company is satisfied that the transferor thereof has complied with all the relevant provisions of this Article III. Any attempted Transfer not in accordance with the terms and conditions of this Article III shall be null and void and of no force or effect.

    3.3 TRANSFERS TO AFFILIATES. Notwithstanding anything to the contrary contained in this Article III, any Stockholder, other than an Affiliate of a Stockholder that acquired Common Stock pursuant to this Section 3.3, may Transfer all or a portion of its Common Stock to an Affiliate of such Stockholder; PROVIDED, HOWEVER, that (i) such Common Stock shall remain subject to all of the terms and conditions of this Agreement in the hands of such Affiliate, and (ii) such Affiliate shall first deliver to the Company and the other Stockholder(s) a written agreement, reasonably satisfactory in form and substance to the Company, (A) assuming and agreeing to be bound by all the terms and conditions of this Agreement and to be a Stockholder hereunder,(B) providing that such Affiliate will Transfer all of its right, title and interest in the Common Stock back to the Transferring Stockholder, free and clear of all Liens, prior to the time at which it ceases to be an Affiliate of such Transferring Stockholder, and (C) containing a power of attorney from such Affiliate granting to the Transferring Stockholder the power, on behalf of such Affiliate, to vote such Common Stock for all purposes and to make any election on behalf of such Affiliate under this Agreement, and agreeing that such Affiliate will be legally bound by such elections and agreements as if it had made or executed the same.
A Transfer pursuant to this Section 3.3 shall not relieve the Transferring Stockholder of any of its obligations under this Agreement.

    3.4  TRANSFER TO BONA FIDE PURCHASER.

         (a) RIGHT OF FIRST REFUSAL. In the event a Stockholder desires to Transfer Offered Stock to a Bona Fide Purchaser, such Stockholder shall first notify the Company in writing of the identity of the Bona Fide Purchaser, the purchase price for the Offered Stock and all other material terms of such Bona Fide Purchaser's offer (a "TRANSFER NOTICE"). Under no circumstances shall a Stockholder sell or offer to sell less than all of its Common Stock to any Bona Fide Purchaser. Upon receipt of a Transfer Notice, the Company shall have a right of first refusal (exercisable by written notice to the Transferring Stockholder within 30 days after the Company's receipt of the Transfer Notice) to purchase the Offered Stock at the purchase price and on the other terms specified in the Transfer Notice. In the event that the Company does not exercise its right of first refusal to purchase all but not less than all of the Offered Stock, the Transferring Stockholder may Transfer the Offered Stock to the Bona Fide Purchaser at the purchase price and on other terms no more favorable to the Transferring Stockholder than those specified in the Transfer Notice. In the event the Transferring Stockholder does not Transfer the Offered Stock within the 60-day period immediately after the earlier of (i) the date the Transferring Stockholder receives written notice from the Company that the Company elects not to exercise its right of first refusal or (ii) expiration of the 30-day period immediately after the Company's receipt of the Transfer Notice, the Offered Stock shall be subject to the provisions of this Section 3.4(a) with respect to any subsequent Transfer.

         (b)  CONSUMMATION OF THE COMPANY'S PURCHASE.

              (i) In the event the Company exercises its right of first refusal pursuant to Section 3.4(a), the purchase price for the Offered Stock shall be payable in an amount of cash equal to the amount, and shall be paid in the manner, set forth in the Bona Fide Purchaser's offer. In connection with such Transfer, the Transferring Stockholder shall be required to make representations or warranties to the Company as to (A) good and valid title to the Common Stock being Transferred, (B) the absence of Liens with respect to the Common Stock, (C) such Stockholder's legal capacity, valid existence and good standing (if applicable), (D) the authority for, and validity and binding effect of (as against such Transferring Stockholder), any agreement entered into by such Transferring Stockholder in connection with such sale, (E) all required material consents to the Transferring Stockholder's sale and material governmental approvals having been obtained and (F) the fact that no broker's commission is payable by or on behalf of the Company as a result of the Transferring Stockholder's conduct in connection with the sale.

              (ii) The Transferring Stockholder shall pay and shall indemnify the Company from and against (A) any breach of the representations or warranties made pursuant to Section 3.4(b)(i) and (B) any stamp, transfer or similar tax that is payable in respect of the Transfer of the Offered Stock pursuant to this Section 3.4. The amount of any such tax that has not been paid by the Transferring Stockholder may be deducted from any amount otherwise payable to the Transferring Stockholder.

    3.5 ADDITIONAL TRANSFER RESTRICTIONS. Notwithstanding any other provision in this Agreement, no Stockholder may Transfer or attempt to Transfer any of its Common Stock:

         (a) if any requisite consent or approval of any governmental authority having jurisdiction over such Transfer, or of any other Person party to the Transfer, shall not have been obtained;

         (b) if in the opinion of counsel to the Company, registration of such Common Stock under the Securities Act or under any blue sky, state or other applicable securities law is required in connection therewith and such registration has not been duly effected;

         (c) unless the transferee of such Common Stock shall expressly assume in writing the obligations of a Stockholder under this Agreement;

         (d) if, in the event the Common Stock is being Transferred other than pursuant to Section 3.3, the proposed transferee is not a Bona Fide Purchaser;

         (e) if, in the event the Common Stock is being Transferred in accordance with Section 3.4, the beneficial owner of the Bona Fide Purchaser is other than the Person(s) disclosed in the Transfer Notice; or

         (f) to any Person engaged in a business that (in the determination of the board of directors of the Company) is primarily competitive, directly or indirectly, with the business of the Company.

    3.6  CO-SALE RIGHTS.

         (a) In the event Tuchman desires to Transfer Offered Stock, Tuchman shall first notify each Stockholder and each holder of Priority Stock (collectively, the "Participants") in writing of the identity of the proposed transferee(s), the number and class of Offered Stock and the proposed purchase price (whether payable in cash, other securities or other property) and other terms of the Transfer (a "TUCHMAN NOTICE"). Upon receipt of a Tuchman Notice, each Participant shall have the right (exercisable by written notice to Tuchman within 30 days after receipt of the Tuchman Notice (the "NOTICE PERIOD")) to participate in such Transfer at the purchase price and other terms specified in the Tuchman Notice, as follows:

         (i) Each Participant shall have the right to Transfer to the proposed transferee(s) specified in the Tuchman Notice (the "PROPOSED TRANSFEREE") all or any portion of such Participant's Co-Sale Shares. A Participant's Co-Sale shares shall mean the number of shares of Equity Securities that are either of (A) the same class as those that are the subject of the Tuchman Notice, or (B) a different class than those that are the subject of the Tuchman Notice but that are convertible into, immediately exercisable for or exchangeable into the same class of Equity Securities as those that are the subject of the Tuchman Notice, equal to the product of:

              (1) the aggregate number of Equity Securities that are the subject of the Tuchman Notice, multiplied by

              (2)  a fraction (the "CO-SALE FRACTION"),

                   (x) the numerator of which is the sum of (aa) the number of shares of the class of Equity Securities that are the subject of the Tuchman Notice held by such Participant, plus (bb) the number of shares of Equity Securities that are the subject of the Tuchman Notice issuable upon conversion, exercise or exchange of a different class than those that are the subject of the Tuchman Notice held by such Participant, and

                   (y) the denominator of which is the sum of (aa) the aggregate number of shares of the class of Equity Securities that are the subject of the Tuchman Notice held by all of the Participants and Tuchman, plus (bb) the aggregate number of shares of the class of Equity Securities that are the subject of the Tuchman Notice issuable upon conversion, exercise or exchange of a different class of Equity Securities than those that are the subject of the Tuchman Notice held by all of the Participants and Tuchman.

         (ii) Unless the number of Equity Securities to be Transferred to the Proposed Transferee is equal to all of the Equity Securities held by the Participants and Tuchman, to the extent any Participant(s) exercises its rights to participate in such Transfer pursuant to this Section 3.6, the number of shares of Equity Securities subject to this Section 3.6 that Tuchman may Transfer to the Proposed Transferee shall be correspondingly reduced by the number of the Participants' Co-Sale Shares to be Transferred by such Participant(s) pursuant to Section 3.6(a).

         (b) Each Participant shall effect its participation in the Transfer by delivering the notice specified in Section 3.6(a) above and agreeing to deliver to Tuchman:

         (i) for Transfer to the Proposed Transferee, one or more stock certificates, properly endorsed for Transfer or accompanied by properly executed stock powers, which represent the number of such Participant's Co-Sale Shares that are of the same class as those Equity Securities that are the subject of the Tuchman Notice at or prior to the closing of such Transfer; and/or

         (ii) one or more stock certificates, which represent the number of such Participant's Co-Sale Shares that are of a different class of Equity Securities than those that are the subject of the Tuchman Notice but that are convertible into, exchangeable with or immediately exercisable for Equity Securities of the class that are the subject of the Tuchman Notice. If conversion, exercise or exchange, as the case may be, of the Equity Securities so delivered to Tuchman by a Participant is required by the Proposed

    Transferee, delivery made pursuant to this Section 3.6(b)(ii) shall constitute the delivering Participant's conditional notice of the exercise of its rights to convert, exercise or exchange the Equity Securities so delivered into or for the class of Equity Securities that are the subject of the Tuchman Notice, and the Company agrees to effect the required conversion, exercise or exchange subject to and immediately prior to the closing of the Transfer pursuant to which such Participant's Co-Sale Shares are to be purchased; such Participant agrees to properly endorse for Transfer stock certificates issued by the Company in respect of such Participant's Co-Sale Shares or shares issuable upon such conversion, exercise or exchange or properly execute stock powers therefor in order to Transfer the appropriate number of shares of Equity Securities to the Proposed Transferee; and

         (iii)a certificate of such Participant containing representations and warranties made by such Participant to Tuchman regarding (A) such Participant's lawful ownership of, and good and marketable title to, its Co-Sale Shares, (B) the absence of any Liens with respect to such Participant's Co-Sale Shares, (C) such Participant's legal right, power and authority to sell its Co-Sale Shares, as contemplated by this Section 3.6,
    (D) such Participant's agreement to pay any stamp duties, transfer taxes relating to the Transfer of its Co-Sale Shares, and (E) to such Participant's knowledge, without any inquiry, such Participant is not aware of any material fact or any failure to state a material fact which would render the representations and warranties of Tuchman with respect to such Participant's Co-Sale Shares materially false or misleading.

         (c) Tuchman shall cause the Proposed Transferee to remit to each Participant, upon closing of the Transfer, the proceeds to which such Participant is entitled by reason of its participation in such Transfer, less an amount equal to the product of the Co-Sale Fraction multiplied by the sum of any reasonable out-of-pocket costs, fees and expenses, including, without limitation, attorneys' or accountants' fees, but excluding any wages payable to employees of the Company or any of its subsidiaries, actually incurred by Tuchman and the Company in connection with the Transfer or the exercise of each Participant's rights under this Section 3.6, which shall be payable to Tuchman; PROVIDED THAT prior to any such payment or deduction, Tuchman and/or the Company delivers copies of the invoices for each such cost, fee and expense, together with a certificate of Tuchman and the Company indicating that all such costs, fees and expenses were actually incurred in connection with the Transfer or the exercise of the Participants' rights under this Section 3.6; PROVIDED, FURTHER that any such costs, fees or expenses attributable to one but not any other Participant shall be paid only by that Participant.

         (d) In the event that no Participant exercises rights to sell all or any part of its Co-Sale Shares pursuant to this Section 3.6, Tuchman may Transfer as many shares of his Offered Stock that are the subject of the Tuchman Notice held of record or beneficially by Tuchman or any of his Permitted Transferees (as defined in the Investment Agreement) to the Proposed Transferee at a price (including the form of payment, E.G., cash, other securities or other property) and on other terms no more favorable to Tuchman than those specified in the Tuchman Notice any time during the 90-day period immediately following the expiration of the

Notice Period or such longer period as may be required to comply with the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (or any similar law then in force). Any Offered Stock held by Tuchman that is not sold or transferred within the foregoing period shall be subject again to the provisions of this
Section 3.6 with respect to any subsequent Transfer thereof.


                                      ARTICLE IV
                                 REGISTRATION RIGHTS

    4.1 GENERAL. From and after the date of consummation of an IPO, the Stockholders and the Company shall have the rights and obligations set forth in this Article IV.

    4.2  RIGHT TO PARTICIPATE IN REGISTRATION.

         (a) If the Company proposes to register Common Stock under the Securities Act (other than a registration on Form S-8 or S-4, or any successor or similar forms) for sale to the public in a manner that would permit registration under the Securities Act of Registrable Securities, then the Company shall give written notice of such proposed filing to each Stockholder at least 30 days before the anticipated filing date of such registration statement. Such notice shall state the Company's intended method of disposition and offer to each Stockholder the opportunity to include in the registration statement such Registrable Securities owned at that time by such Stockholder as it may request in writing within 15 days after receipt of the Company's notice.
Subject to Section 4.2(b), the Company shall include in its registration statement all Registrable Securities requested to be included therein by the Stockholders.

         (b) Notwithstanding the provisions of Section 4.2(a), if the managing underwriter or underwriters of any offering of Common Stock advise the Company in writing that the total number of shares of Common Stock that the Company, the Stockholders, the holders of Priority Stock and any other Persons entitled to offer Common Stock in such registration intend to include in such offering is sufficiently large to affect, materially and adversely, the success of such offering, then the number of shares of Common Stock to be offered may be reduced and there shall be excluded from such registration and underwriting, to the extent necessary in the underwriters' sole discretion, (i) first, shares held by the Stockholders requesting registration, PRO RATA between them, (ii) second, shares of Priority Stock, PRO RATA among the holders thereof, and (iii) thereafter, shares that the Company wishes to register for its own account.

    4.3  OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS.

         (a) The Company may require each of the Stockholders to furnish to the Company information regarding itself, its Affiliates and its disposition of Registrable Securities. Each Stockholder agrees to furnish to the Company, promptly upon request, such information and any other information as the Company may reasonably request.

         (b) The Company may require each of the Stockholders to make representations and warranties to, or agreements with, the underwriters of the kind and to the extent customarily given or entered into by selling stockholders to underwriters in connection with public offerings of securities as contemplated by this Article IV. Each Stockholder agrees to make such representations and warranties to, and agreements with, the underwriters.

         (c) Each Stockholder agrees not to effect any public sale or distribution of Common Stock during the 90-day period beginning on the effective date of any registration statement filed with respect to an offering of Common Stock.

         (d) The Company shall (i) notify the Stockholders of the happening of any event as a result of which any prospectus relating to the Registrable Securities, which is included in a registration statement covered by this
Article IV and is required to be delivered under the Securities Act, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each Stockholder agrees that, upon receipt of any notice from the Company described in the foregoing clause (i), such Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement or statements covering such Registrable Securities until such Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by this Section 4.3(d) and, if so directed by the Company, such Stockholder will deliver to the Company (at the Company's expense) all copies then in its possession of any prospectus covering such Registrable Securities current at the time of receipt of such notice.

         (e) No registration statement shall refer to any Stockholder by name or otherwise as the holder(s) of the Registrable Securities unless (i) such information is required to be disclosed by law or regulation, or (ii) such Stockholder has had a reasonable opportunity to review such references and shall have granted their prior approval of the content of such references, which approval shall not be unreasonably withheld or delayed.

    4.4  INDEMNIFICATION AND CONTRIBUTION.

         (a) INDEMNIFICATION BY COMPANY. The Company agrees to indemnify, to the full extent permitted by law, each Stockholder and all officers, directors, employees and Affiliates of each Stockholder against any and all joint or several Damages to which they or any of them may become subject: (i) under the Securities Act, the Securities Exchange Act of 1934, as amended, or any similar federal law then in force (the "Exchange Act"), or otherwise, insofar as such Damages (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus, preliminary prospectus or any amendment to any of the foregoing, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) as a result of or in connection with any violation of applicable Laws by the Company (other than as a result of any act committed by or omission of such Stockholder) or any of the Company's employees or officers; PROVIDED, HOWEVER, that the Company will not be liable if any such Damages arise out of or are based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of a Stockholder specifically for use therein; and PROVIDED FURTHER, that the foregoing indemnity is subject to the condition that, insofar as it relates to any untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus but eliminated or remedied in the final prospectus (filed pursuant to Rule 424(b) under the Securities Act), such indemnity shall not inure to the benefit of a Stockholder or its Affiliates from whom the Person asserting any Damages purchased the Registrable Securities that are the subject thereof if copies of such final prospectus were delivered to such Stockholder on a timely basis and such Stockholder or its Affiliates did not deliver to such Person the final prospectus with or prior to the written confirmation for the sale of such Registrable Securities to such Person. In connection with an underwritten offering, the Company will indemnify the underwriters thereof, their officers, directors, employees and partners and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act and Section 20(a) of the Exchange Act to the same extent as provided above with respect to the indemnification of the Stockholders and use its reasonable best efforts to obtain a reciprocal and mutual indemnity from the underwriters. Such indemnification shall be effective notwithstanding any investigation made by or on behalf of any Stockholder, underwriter or any such officer, director, partner, employee or controlling Person and shall survive any transfer by the same of the Registrable Securities. This indemnity will be in addition to any liability that the Company otherwise may have, including any under this Agreement.

         (b) INDEMNIFICATION BY THE STOCKHOLDERS. Each Stockholder, severally and not jointly, agrees to indemnify to the full extent permitted by law, the Company, each Person who signs the registration statement and each Person who controls the Company within the meaning of Section 15 of the Securities Act or
Section 20(a) of the Exchange Act against joint or several Damages to which they or any of them may become subject: (i) under the Securities Act, the Exchange Act or otherwise, insofar as such Damages (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus, preliminary prospectus or any amendment thereof or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to made the statements therein not misleading, in each case to the extent, but only to the extent, that any Damages arise out of or are based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information furnished in writing by or on behalf of such Stockholder to the Company specifically for use therein; or (ii) as a result of or in connection with any violation of applicable Laws by such Stockholder (other than as a result of any act committed by or omission of the Company). This indemnity will be in addition to any liability that such Stockholder otherwise may have, including any under this Agreement. Notwithstanding the foregoing, the liability of each Stockholder, except for any liability resulting from the willful misconduct or intentional action of such Stockholder, shall not exceed an amount equal to the proceeds of the Registrable Securities of such Stockholder sold as contemplated herein.

         (c) CONDUCT OF INDEMNIFICATION PROCEEDINGS. Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing at the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability that such party may have under this Section
4.4 except to the extent that the indemnifying party has been prejudiced in any material respect by such failure or from any liability that such party may have otherwise avoided). In case any such action is brought against any indemnified party, and the indemnified party notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be the sole expense of such indemnified party unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action, or (ii) the indemnifying party shall not have employed counsel to take charge of the defense of such action within a reasonable time after notice of the commencement of the action. Anything in this subsection to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement of any claim or action effected without its written consent (which shall not be unreasonably withheld or delayed).

         (d) CONTRIBUTION. In order to provide for contribution in circumstances in which the indemnification provided for in this Section 4.4 is for any reason held to be unavailable or is insufficient to hold harmless a party indemnified hereunder, then the indemnifying party and the indemnified party shall contribute to the aggregate Damages of the nature contemplated by such indemnification provision (including any investigative, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted, but after deducting from Damages suffered by the indemnifying party any contribution received by the indemnifying party from Persons, other than the indemnified party, who may also be liable for contribution, including Persons who control the indemnifying party within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) to which the indemnifying party, on the one hand, and the indemnified party, on the other hand, may be subject, in such proportions as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions that resulted in Damages, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by a party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 4.4(d) was determined by PRO RATA allocation or by any other method of allocation that does not take into account the equitable considerations referred to above. Notwithstanding the foregoing, (i) any underwriting agreement entered into pursuant hereto may provide that in no case shall any underwriter (except as may be provided in any agreement among underwriters) be liable or responsible for any amount in excess of the underwriting discount applicable to the Registrable Securities purchased by such underwriters, and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 4.4(d), notify such party or parties from which contribution may be sought of any obligation it or they may have under this Section 4.4(d) or otherwise. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the liability of a Stockholder, except for any liability resulting from the willful misconduct or intentional action of such Stockholder, shall not exceed an amount equal to the proceeds from Registrable Securities of such Stockholder sold as contemplated herein.

    4.5 SPECIAL COUNSEL. In connection with any registration statement covering Registrable Securities pursuant to this Agreement, the Stockholders jointly may engage one special counsel to represent them in connection with any such registration statement. The Company agrees to cooperate with such counsel. Fees and expenses of any such special counsel retained by the Stockholders in connection with a registration under this Agreement shall be borne by the Stockholders.


                                      ARTICLE V
                                    MISCELLANEOUS

    5.1 RESTRICTIONS ON OTHER AGREEMENTS. No Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust, and no Stockholder shall enter into any agreement or arrangement of any kind with any person, with respect to Common Stock on terms that are inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other holders of Common Stock that are not parties to this Agreement), including, without limitation, agreements or arrangements with respect to the acquisition, Transfer or voting of Common Stock.

    5.2 ENDORSEMENT ON CERTIFICATES. Each of the Stockholders agrees that the following legend shall be placed on every certificate evidencing ownership of Common Stock owned by it:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS

    AMENDED, OR ANY STATE LAWS OF ANY JURISDICTION. NO SALE, OFFER TO SELL, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT, TRANSFER OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH SHARES IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS AVAILABLE WITH RESPECT TO SAID TRANSFER AND THE REQUIREMENTS OF APPLICABLE STATE LAWS ARE SATISFIED.

    THE SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT, TRANSFER OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS PURSUANT TO A STOCK TRANSFER AND REGISTRATION RIGHTS AGREEMENT BY AND AMONG THE CERTIFICATE HOLDER, TELETECH HOLDINGS, INC. AND CERTAIN OTHER STOCKHOLDERS OF TELETECH HOLDINGS, INC., COPIES OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

The Company promptly shall instruct its transfer agent, if any, to impose transfer restrictions on the shares represented by certificates bearing the legend referred to above in order to enforce the provisions of this Agreement.

    5.3 TERMINATION. This Agreement shall be effective as to each Stockholder for so long as such Stockholder shall own any Common Stock.

    5.4  COMMON STOCK SUBJECT TO THIS AGREEMENT.  This Agreement shall apply to
(a) Common Stock held by the Stockholders on the date hereof,(b) any Common Stock issued to a Stockholder as a result of stock splits, stock dividends, recapitalizations and similar events, or in addition to or upon exchange for Common Stock, and (c) any Common Stock otherwise purchased, acquired or issued to any Stockholder. All certificates evidencing Common Stock subject to this Agreement shall contain the restrictive legend set forth in Section 5.2.

    5.5 FURTHER ASSURANCES. From time to time after the date hereof, the parties will, at their own expense and without further consideration, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested to effect the purposes and intent of this Agreement.

    5.6 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made) upon the earliest to occur of
(a) receipt, if made by personal service, (b) five days after delivery to a reputable overnight courier service, (c) upon the delivering party's receipt of a written confirmation of a transmission made by cable, telecopy, telegram, or telex or (d) ten days after being mailed by registered or certified air mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.6):

         (A)  if to the Company:

              Teletech Holdings, Inc.
              1700 Lincoln Street, Suite 1400
              Denver, Colorado 80203
              Attention: President
              Telecopy: (303) 894-4203

              with a copy to:

              Neal, Gerber & Eisenberg
              Two North LaSalle Street, Suite 2200
              Chicago, Illinois  60602
              Attention:  Charles Evans Gerber
              Telecopy: (312) 269-1747

         (B)  if to Sellers:

              Access 24 Holdings Pty Limited
              c/o Royal Automobile Club of Victoria (RACV) Ltd.
              422 Little Collins Street
              Melbourne Victoria 3000
              Australia
              Attention:  Pearl Dreier
              Telecopy: (61-2) 9670-3780

              and

              Bevero Pty Limited
              c/o Access 24 Service Corporation Pty Limited
              Level 3, 154 Pacific Highway
              St. Leonards, New South Wales 2065
              Attention:  President
              Telecopy: (61-2) 9930-1132
              with a copy to:

              Gardner, Carton & Douglas
              Suite 3400 - Quaker Tower
              321 North Clark Street
              Chicago, IL 60610
              Attention: Stephen M. Gatlin
              Telecopy: (312) 644-3381

or to such other address as any party may from time to time designate to the other in the manner provided in this Section.

    5.7 PRONOUNS AND HEADINGS. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural wherever the context and facts require such construction.

    5.8 HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    5.9 SEVERABILITY. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

    5.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Company and the Stockholders with respect to the subject matter hereof.

    5.11 ASSIGNMENT. This Agreement and the rights and duties hereunder may not be assigned or assumed by operation of law or otherwise without the express prior written consent of the other parties hereto.

    5.12 AMENDMENT; WAIVER. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each party hereto. Each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all of the other parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

    5.13 CONDITIONS TO EXERCISE OF RIGHTS. The exercise of each parties' respective rights hereunder shall be subject to and conditioned upon, and each party shall use its or his reasonable best efforts to assist such other parties in, compliance with all applicable laws.

    5.14 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware that are applicable to contracts executed in and to be performed entirely within that jurisdiction (without regard to its principals regarding conflicts of law).

    5.15 JURISDICTION; SERVICE OF PROCESS. Each of the parties hereto agrees that all actions or proceedings initiated by any party hereto and arising directly or indirectly out of this Agreement which are brought to judicial proceedings shall be litigated in the United States District Court covering Wilmington, Delaware or, in the event such court cannot or will not exercise jurisdiction, in the state courts of the State of Delaware (the "DELAWARE COURTS"). Each Seller agrees that any order or judgment rendered by the Delaware Courts may be enforced against such Seller in any federal or state court sitting in Australia. Each Seller agrees that it will not oppose in any way any application to enforce in Australia a judgment rendered by the Delaware Courts including, without limitation, an application to register a judgment at common law. This Agreement may be pleaded as a bar to any opposition to any application to enforce a judgment in Australia rendered by the Delaware Courts on any grounds whatsoever including, without limitation, service permitted by the Delaware Courts but not permitted by any federal or state court sitting in Australia or a lack of jurisdiction of the Delaware Courts based on a failure to appear. Each of the parties hereto expressly submits to the jurisdiction of the Delaware Courts and consents to process being served in any suit, action or proceeding of the nature referred to above either (a) by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its address as set forth herein or (b) by serving a copy thereof upon such party's authorized agent for service of process (to the extent permitted by applicable law, regardless whether the appointment of such agent for service of process for any reason shall prove to be ineffective or such agent for service of process shall accept or acknowledge such service); PROVIDED that, to the extent lawful and practicable, written notice of said service upon said agent shall be mailed by registered or certified mail, postage prepaid, return receipt requested, to the party at its address as set forth herein. Each party hereto agrees that such service, to the fullest extent permitted by law,
(i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Each party hereto waives any claim that any Delaware Court is an inconvenient forum or an improper forum based on lack of venue or jurisdiction.

    5.16 TRIAL BY JURY. EACH STOCKHOLDER AND THE COMPANY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH STOCKHOLDER AND THE COMPANY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED

OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH STOCKHOLDER AND THE COMPANY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH STOCKHOLDER AND THE COMPANY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT HE OR IT KNOWINGLY AND VOLUNTARILY WAIVES HIS OR ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

    5.17 THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person (other than the parties hereto) any rights or remedies under or by reason of this Agreement.

    5.18 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.

    5.19 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                              *    *    *    *    *    *

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                             TELETECH HOLDINGS, INC.




                             By:  /S/ Steve Coburn
                                -------------------------------------------
                                 Name: Steven B. Coburn
                                 Title: Chief Financial Officer


                             ACCESS 24 HOLDINGS PTY LIMITED




                             By:  /S/ Ted Johnson
                                -------------------------------------------
                                 Name: Ted Johnson
                                 Title:


                             BEVERO PTY LIMITED




                             By: /S/ Louis Carroll
                                -------------------------------------------
                                 Name: Louis Carroll
                                 Title:



                               /S/ Kenneth Tuchman
                             ----------------------------------------------
                             Kenneth Tuchman